Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF ARTICLES OF INCORPORATION
OF
UNIVERSAL DETECTION TECHNOLOGY

The undersigned hereby certifies that:

1.	He is the President and Secretary of Universal Detection Technology, a California corporation (the "Corporation").
2.	Article IV of the Articles of Incorporation of the Corporation is amended hereby by replacing the last paragraph thereof with the following paragraph:

"Reverse Stock Split

Upon filing this Certificate of Amendment to the Articles of Incorporation of the Corporation (the "Split Effective Date"), each 20,000 shares of Common Stock, no par value per share, of the Corporation issued and outstanding or held as treasury shares immediately prior to the Split Effective Date (the "Old Common Stock") shall automatically, without any action on the part of the holder thereof, be reclassified and changed into one share of Common Stock, no par value per share, which the Corporation shall be authorized to issue immediately subsequent to the Split Effective Date (the "New Common Stock"). Each holder of a certificate or certificates which immediately prior to the Split Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates") shall, from and after the Split Effective Date, be entitled to receive upon surrender of such Old Certificates to the Corporation's transfer agent for cancellation, a certificate or certificates (the "New Certificates") representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. If any conversion of Old Common Stock hereunder would create a fractional share, Such fractional share shall be rounded up to the nearest whole number of shares of Common Stock."

3.	The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors.
4.	The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding common shares of the Corporation entitled to vote with respect to this amendment is 18,159,372,299, and there are no outstanding preferred shares of the Corporation. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

Date: June 29, 2012	/s/ Jacques Tizabi Jacques Tizabi President and Secretary